Exhibit 10.50

Cardinal Health
7000 Cardinal Place
Dublin, OH 43017
614-757-5000 main

www.cardinal.com
November 18, 2008
Vivek Jain
Columbus, Ohio
Dear Vivek,
Congratulations on your new role in Clinical & Medical Products (Spinco). I would like to outline the specifics associated with this role.
1.	Position: The position is President, Medical Products-Global reporting directly to Dwight Winstead, Chief Operating Officer.
2.	Pay: Your base bi-weekly rate of pay will be $17,308.00 annualized to $450,000.00.
3.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Spinco.
4.	Rewards:
•	You will be eligible for an annual incentive bonus targeted at 90% of your base salary ($405,000.)

•	In addition to you base pay, you will be given a supplemental pay for the first three years you are in San Diego. Supplemental pay will begin when you relocate to San Diego. This supplemental pay will be included in your biweekly pay and will continue for three years as long as you remain in San Diego. The supplemental pay will work as follows:
a.	12% of base pay $450K) for the first year

b.	8% of base pay $450K) for second year

c.	4% of base pay ($450K) for third year.
•	You are eligible to continue participation in our deferred compensation plan, profit sharing and 401k plans under the terms specified in those plans and our health, life and disability plans with no break in coverage.

•	You are eligible to participate in the Cardinal Health Long-Term-Incentive (LTI) Program with an expected value (EV) approximate target of 225%, which is multiplied times your annual base salary. The first long-term incentive grant, for which you are eligible, will occur in August 2009 for fiscal year 2010. The mix of the grant will be determined in the future.

•	Section 4c of your original employment offer dated June 14, 2007 will continue to be part of this agreement. Specifically the immediate vesting of all stock options and restricted share units granted at time of hire will occur if termination without cause should occur in the first 36 months after original hire date.

•	You will participate in any equity program at the time “of spin” that is awarded to those at your level. Details will be available after approval of HR and Compensation Committee.
5.	Vacation: Your unused Paid Time off (PTO) will transfer with you.

Offer Letter

6.	Relocation: You will be eligible for the Executive Relocation Policy which includes a “home buyout” provision. In addition the Company will protect you on “loss on sale” from your original purchase price on your home in Columbus, Ohio up to a maximum of $100,000. This amount is net of taxes. It is expected that you and your family will move to San Diego during the summer of 2009.
7.	Severance:
•	In the event of termination for other than “cause”, you will be entitled to one year of severance. This severance would be one year of base pay and bonus. Bonus will be based on the average of the prior two years of bonus.

•	In the event of termination as a result of Project Green or “the spin” between date of agreement and within 15 months after the spin, in addition to severance, you will have two-years from the date of separation (or term of the option, whichever is shorter) to exercise any vested stock options in lieu of the current ninety-day provision. Options covered under Section 4c of your original employment offer dated June 14, 2007 will be subject to this treatment.
8.	Change of Control: If approved by the Compensation Committee, you will be eligible for Change of Control compensation established for your level.
9.	Effective Date: Your transition of employment will be mutually agreed between myself and Kerry Clark. In the interim you will be expected to assist with putting the leadership team for Medical Products in place and available for meetings as needed.
10.	Terms: Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice at the will of either you or the company at any time for any reason. There shall be no contract, expressed or implied, of employment.
If you should have any questions, please feel free to call me.
Sincerely,
/s/ Dwight Winstead
Dwight Winstead
Chief Operating Officer

cc:	Cathy Cooney Kathy Bensky
Agreed:

/s/ Vivek Jain	12/5/08

Vivek Jain	Date